                                                                   EXHIBIT 10.1

                   COOPERATION AND PROJECT FUNDING AGREEMENT


PREAMBLE

                Agreement made this 6 day of March 1996, by and

                                    BETWEEN

The ISRAEL-UNITED STATES BINATIONAL INDUSTRIAL RESEARCH AND DEVELOPMENT FOUNDATION, a legal entity created by Agreement between the Government of the State of Israel and the Government of the United States of America, and promulgated into law by the Israeli Knesset in 1978 under the title of the Law of the BINATIONAL INDUSTRIAL RESEARCH AND DEVELOPMENT FOUNDATION, effective May 18th, 1977, (hereinafter referred to as the "Foundation"),

                                      AND

                             Synopsis Systems Ltd.

                                      AND

                        Mercury Interactive Corporation

severally and jointly (hereinafter collectively referred to as the "Proposer" and separately as the "Participants").

WHEREAS the Foundation has been established under an Agreement between the Government of the State of Israel and the Government of the United States of America to promote and support joint nondefense industrial research and development activities of mutual benefit to Israel and the United States, and

WHEREAS the Proposer has heretofore submitted to the Foundation a proposal (hereinafter the "Proposal"), entitled "UTRunner - Unit Testing Runner" and on the basis of said Proposal has applied to the Foundation for certain funding assistance for the development of the products therein described (and hereinafter referred to collectively as the "Innovation"), and

WHEREAS the Foundation has examined and duly approved the Proposal and is willing to provide certain funding for the implementation of the Proposal on the terms and conditions hereinafter set forth;

        Now therefore the parties hereto agree as follows:

A.      GENERAL
A.1.    The preamble to this Agreement shall be deemed an integral part hereof.

A.2. The Participants shall be bound and obliged jointly and severally, as herein provided.

A.3. The Executive Director of the Foundation is empowered by its Board of Governors to execute this Agreement and to perform all acts under the terms hereof on behalf of the Foundation.

A.4. The following document is incorporated by reference and made a part of this Agreement:

           The Proposal, dated the 28th day of September, 1995, as stamped with the Foundation's approval of the 21st day of December, 1995. Nonetheless, should any provision of said Proposal be inconsistent with any other provision of this Agreement, the provisions otherwise set forth in this document shall control.

A.5. The following document is referenced, and is incorporated by reference only as portions may be specifically referred to and incorporated hereafter:
           BIRD Foundation Procedures Handbook 1994.

B.      PROJECT FINANCING
B.1 The Foundation hereby agrees to fund, by Conditional Grant, the implementation of the Proposal in the maximum sum of $603,850 or 50% of the actual expenditures on the project, as contemplated in the Approved Project Budget set forth in Annex A hereto, whichever is less, and at the times and as may otherwise be set forth in Annex B hereto.

B.1.1. The percentage of the actual expenditures on the project which the Foundation provides shall hereinafter be described as the "Foundation's pro rata share".

B.2. The Proposer shall provide in timely fashion all budgetary funds in excess of those provided hereunder by the Foundation.

B.3. Proposer shall make payments to the Foundation based on Gross Sales derived from the sale, leasing or other marketing or commercial exploitation of the Innovation, including service or maintenance contracts, commencing with the first such commercial transaction. Such payments shall be made on the following basis: a) The Conditional Grant referred to in Sub.Sec.B.1. above (plus any other sums actually awarded to the Proposer by the Foundation in connection with the subject matter of the Proposal ("Other Sums")) shall be repaid in U.S. Dollars at the rate of 5% of the Gross Sales, such repayments to be in equivalent dollars valued at time of repayment. The rate of change of value shall be that designated in Annex C hereto. b) When the Proposer shall have repaid the following maximum percentages in equivalent dollars valued at the time of repayment (Annex C) of the Conditional Grant and Other Sums in any of the following years following the first commercial transaction, no additional payments to the Foundation on account of the Conditional Grant and Other Sums shall be required.

                ------------------------------------------------
                Years Following          Maximum Percentage of
                First Commercial         Conditional Grant and
                Transaction              Other Sums to be Repaid
                ------------------------------------------------
                1                        116
                2                        124
                3                        132
                4                        141
                5                        148
                6 and more               150
                ------------------------------------------------

B.3.1. The term "Gross Sales" shall include all specific export incentives or bonuses paid the Proposer on account of sale of the Innovation for export, but shall not include sums paid for commissions, brokerage, value added and sales taxes on the sale of the finished product, or transportation and associated insurance costs, if same have been included in the gross sales price.

B.3.2. The Innovation shall be deemed to have been sold, marketed or otherwise commercially exploited if the Innovation, or any improvement, modification or extension of it is put to the benefit of a third party, whether directly or indirectly, and whether standing alone or incorporated into or cojoined with other hardware or processes, and for which benefit the said third party gives something of value. This provision shall not apply to transactions between the Participants or between the Participants and their parents or subsidiaries. Should such parent or subsidiary resell the Innovation separately identified or incorporated in a system, the sales price shall be the price to third parties from the parent or subsidiary making the sale, such sales price being defined by the same criteria as sales are defined for purposes of "Gross Sales" in Sub.Sec.B 3.1. above.

        If the Innovation is a part of a product sold, marketed or otherwise commercially exploited, the sales price for purposes of payments according to Sub.Sec.B.3. shall be the sales price of that product multiplied by a factor whose numerator is the manufacturing cost of the Innovation and whose denominator is the manufacturing cost of the product. If there shall have been established a market price for the Innovation, such price shall be the basis for payments according to Sub.Sec.B.3., notwithstanding the incorporation of the Innovation in another product.

B.4. All payments due the Foundation shall be calculated on a semiannual calendar basis, and statements, consistent with generally accepted accounting procedures and with the standard accounting procedures of the Participant and signed by an officer of the Participant, rendered with payment in and within 90 calendar days following the end of each semiannual period. Payments to the Foundation per Sub.Sec.B.3. shall commence at the end of the semiannual period during which the first sale was made. All late payments shall bear interest at 1% more than the average prime rate prevailing at the Chase Manhattan Bank, N.Y.C. during the period from the date payment was due until actually made.

B.5. Should any portion of the technology or innovation developed in whole or in part under this Agreement be sold outright to a third party, one-half of all proceeds of the sale shall be applied as received until there has been full repayment to the Foundation of a sum equal to the percentage indicated in Sub.Sec.B.3.b) hereto of the Conditional Grant and Other Sums actually received by Proposer hereunder, in equivalent dollars valued at time of repayment (Annex C). Payments due and not made following receipt of proceeds shall bear interest at 1% more than the average prime rate prevailing at Chase Manhattan Bank, N.Y.C.

B.6. License agreements involving patented invention(s) or technology developed in whole or in part during this Foundation-supported project shall be subject to Annex F.

C.      CONDUCT OF THE PROJECT
C.1. The Proposer agrees to do the work set out in the Proposal in accordance with good standards relevant to such undertakings, and shall expend funds received hereunder only in accordance with such Proposal and the requirements of this Agreement

C.2. The Proposer agrees to comply with the Program Plan for the Innovation as set forth in Annex D hereto.

C.3. The Proposer hereby appoints Zvika Diamant as Israel Project Manager and Boaz Chalamish as U.S. Project Manager for the implementation of the project during the period of this Agreement and in accordance with the Program Plan, Annex D.

C.4. The Proposer shall not make substantial transfers of funds from one budget item to another, change key personnel or their duties and responsibilities or diminish their time allocated to the proposed work hereunder without prior written approval by the Foundation, which approval shall not be unreasonably withheld.

C.4.1. Should any key person be absent from his work or should such absence be expected, for 90 days or more, or should there be any significant reduction in the total personnel force assigned the project under the Proposal, the Proposer shall forthwith notify the Foundation.

D.      REPORTING REQUIREMENTS
D.1. The Proposer shall submit to the Foundation, in writing, the following reports:
        a. semiannual fiscal and technical reports within 30 days following the expiration of the first six-month period;
        b. final fiscal and technical reports within 60 days following termination of this Agreement.

D.1.1. Such reports shall be in form and substance as provided in Formats for Technical and Fiscal Reports, BIRD Foundation Procedures Handbook 1994, Sections IV.A. and B.

D.2. Proposer shall provide, at its expense, briefings on the progress of the work hereunder within 45 days following request by the Foundation. Such briefings shall accord with the form and depth as the Foundation may reasonably request.

E.      PUBLICATIONS
E.1. In any publication in scientific or technical journals of data or other information derived from the work hereunder, or any publication related to the work, but not including product literature or manuals, the support of the Foundation shall be acknowledged.

E.2. To the extent so required to permit the Foundation free dissemination of such publications or information which the Foundation is privileged to disseminate subject to the limitation of Sec. F. below, the Proposer shall be deemed hereby to waive any claim with respect to such dissemination for infringement of any Copyright it may have or may obtain.

E.3. The Proposer shall furnish to the Foundation two (2) copies of all publications resulting from Foundation-supported work as soon as possible after publication.

F.      PROPRIETARY INFORMATION

        Proprietary information, clearly identified as such, submitted to the Foundation in the Proposal, in any report or verbally, or obtained by Foundation personnel observation pursuant to any request or briefing, shall be treated by the Foundation as confidential. At the request of Proposer or either Participant a confidential disclosure agreement may separately be entered into by the parties.

        Nothing contained in the foregoing shall restrict the right of the Foundation to make public the fact of the Foundation's support for the project, and the identification of the Participants therein. The details of any such publication, however, shall be subject to approval by the Participants.

G.      PATENTS AND ROYALTIES
G.1 If Proposer or either of the Participants elects to apply for letters patent on any or all inventions resulting in whole or in part from performance of Foundation-supported activity, such applicant shall, at his own expense, so apply in the United States and in Israel, and in such other countries and at such times as he may deem appropriate.

G.2. Unless Proposer or either Participant is making payments to the Foundation under Sec. B or Annex F hereto, a Participant who retains rights in an invention and who obtains a patent thereon in accordance with Sub.Sec.G.1, shall pay to the Foundation a royalty as set forth in Annex E hereto, on sales of any product embodying the invention or any product made by practicing the invention. The Foundation's rights hereunder shall apply whenever such patents are obtained and shall survive termination of this Agreement.

H.      RIGHTS OF THE GOVERNMENTS OF ISRAEL AND THE UNITED STATES
H.1. Regardless of the patent rights acquired by Participants by mutual agreement or pursuant to Sub Sec.G.1., the Governments of Israel and of the United States shall each have a nonexclusive, irrevocable, royalty-free license to make or have made, to use or have used, and to sell or have sold any such invention specified, throughout the world for all governmental purposes; provided, however, that in any contracting situation involving an invention made under this Agreement, the Government of Israel shall give preference to the Participant retaining the entire right, title, and interest in the invention in Israel, and provided that "governmental purposes" shall not include manufacturing of such invention where it is commercially available at reasonable prices. Notwithstanding the foregoing, except for military purposes or in emergency situations, neither the Government of Israel nor the Government of the United States, nor the Foundation, shall have the right to sell or otherwise dispose of in any third country any product incorporating an invention or made by practicing an invention without the prior written permission of the Participant which has acquired the entire right and interest in the invention in third countries. Such Participant shall not withhold permission where appropriate royalties are paid by the Foundation or government(s) concerned.

H.2. In addition to the patent rights specified in Sub.Sec.H.1., the Foundation reserves for itself and the Governments of Israel and the United States the right to use the Innovation, technical information, data and know-how arising out of, or developed under, this Agreement for any noncommercial purpose, and without charge.

H.3. In order that the rights of the Foundation and the Governments of Israel and the United States described herein shall be exercisable, the Participants agree that any component, element or other part of the system described as the "Innovation" in the

        Preamble to this Agreement, whose use is necessary to the full enjoyment of the Innovation, will be made available, at reasonable prices, by the Participants either as a commercially purchasable item, or by special arrangement, and will be sold to the Foundation and/or the Government of Israel and/or the Government of the United States, also at reasonable prices.

H.4. Notwithstanding the above provisions of this Sec.H., it is understood and agreed that, so long as any software that comprises part or all of the Innovation is marketed by Proposer, by either Participant, or by others with the rights to market such software, neither the Government of Israel nor the Government of the United States shall have the right to obtain a license to use such software unless the license fee normally imposed in the ordinary course of business by either the Participants or by others with the rights to market such software is paid, and the standard license agreement is executed.

I.      REVOCATION OF AGREEMENT
I.1. The Foundation may revoke any award, in whole or in part, for fundamental breach as defined in the laws of the State of Israel.

I.2. Upon receipt of notice of revocation for fundamental breach, the Proposer may cure the default in and within thirty calendar days after the date of receipt of the notice.

I.3. Notwithstanding any other provision in this Agreement to the contrary, the Foundation shall not be obliged to provide any further funding after notice until and unless the said default is cured and so demonstrated to the reasonable satisfaction of the Foundation.

I.4. Should the Agreement terminate for reason of fundamental breach, in addition to the Foundation's rights under Sub.Sec.I.5., the Foundation and the Governments of Israel and the United States shall be entitled to all its rights pursuant to Sec.H. as may have vested on the date when all sums due the Foundation under Sub.Sec.I.5. are fully paid.

I.5. If the Foundation shall revoke as aforesaid, all funds given Proposer per Sub Sec.B.1. above shall become due immediately without need for demand. Such funds which do not, by terms of this Agreement, bear interest, shall be repaid with interest at 1% more than the average prime rate prevailing at Chase Manhattan Bank, N.Y.C., from date of notice of revocation.

I.6. The Proposer may not terminate this Agreement or abandon the project without the prior written consent of the Foundation, which consent shall not be unreasonably withheld.

I.7. If upon termination of this Agreement for any reason, the entire budgeted sum has not been expended, the Proposer shall forthwith return to the Foundation its pro rata share of such unexpended portion. If not repaid forthwith, such sum shall bear interest as per Sec.I.5.

J.      SURVIVAL OF PROVISIONS
        Notwithstanding revocation or other termination of this Agreement, the following provisions shall survive termination of this Agreement; Sections B., D., E., F., G., H., I.4., I.5., I.7., K., L., N., Annex C,
        Annex E and Annex F.

K.    FINANCIAL RECORDS
K.1. The Proposer shall maintain business and financial records and books of account for the work hereunder separate and apart from other business records of the Proposer. Such books and records shall be in usual and accepted form.

K.2. Books and records of the work hereunder shall show Proposer's contribution. Upon request by the Foundation, the Proposer shall provide evidence of his compliance hereunder.

K 3. The Foundation may examine, or cause to be examined, the financial books, vouchers, records and any other documents of the Proposer relating to this Agreement at reasonable times and intervals during the term of this Agreement and for a period of one (1) year following termination, or for so long as payments per Sub.Sec.B.3., Sub.Sec.B.5., or Annex F, or of patent royalties are due, or may become due the Foundation, whichever shall be the later.

L.    SUITS AGAINST THE FOUNDATION
L.1. The Proposer shall defend all suits brought against the Foundation, its officers or personnel, indemnify them for all liabilities and costs and otherwise hold them harmless on account of any and all claims, actions, suits, proceedings and the like arising out of, or connected with or resulting from the performance of this Agreement by the Proposer, or from the manufacture, sales, distribution or use by the Proposer of the Innovation, whether brought by Proposer or its personnel or by third parties.

L.2. The Proposer agrees that persons employed by it in connection with the research project shall be deemed to be solely its own employees and that no relationship of master and servant shall be created between such employees and the Foundation, either for purposes of tort liability, social benefits, or for any other purpose. The Proposer shall indemnify the Foundation and hold it harmless from court costs and legal fees, and for any payment which the Foundation may be obliged to make on a cause of action based upon an employee-employer relationship as aforesaid.

M.    MISCELLANEOUS CONDITIONS
M.1. The Foundation makes no representation, by virtue of its funding the work hereunder, or receiving any payments or royalties as a result of this Agreement, as to the safety, value or utility of the Innovation or the work undertaken, nor shall the fact of participation of the Foundation, its funding or exercise of its rights hereunder be deemed an endorsement of the Innovation or of the Proposer, nor shall the name of the Foundation be used for any commercial purpose or be publicized in any way by the Proposer except within the strict limits of this Agreement.

M.2. The Proposer may not assign this Agreement or any of the work undertaken pursuant to it without the prior written consent of the Foundation, which consent shall not be unreasonably withheld.

M.3. This Agreement shall be construed under the laws of the State of Israel. The forum for the resolution of any dispute arising from this Agreement shall be the State of Israel or Washington D.C. in the U.S., as the moving party may elect. Execution of this Agreement shall be taken as submission to the forum selected pursuant to this Section.

M.4 Unless the parties to a dispute shall agree otherwise, the dispute shall be referred to arbitration under rules of the Israel Arbitration Law if the forum is Israel, and under the rules of the American Arbitration Association if the forum is the U.S.

M.5. Proposer undertakes to comply with all applicable laws, rules and regulations of the State of Israel and the United States of America, and will apply for and obtain all necessary licenses and permits for the carrying out of its obligations hereunder.

M.6. Under Israeli law, no stamp duty is required on BIRD Foundation Cooperation and Project Funding Agreements.

M.7. Notices, communications and reports shall be hand-delivered or mailed by prepaid first-class mail (airmail if transmitted internationally) addressed to:

  a.  The Israel-U.S. Binational Industrial Research and
      Development Foundation
      P.O. Box 39104
      Tel Aviv 61390
      Israel

  b.  Synopsis Systems Ltd.
      5 Yoni Netanyahu Street
      New Industrial Zone
      Or Yehuda
      Israel

  c.  Mercury Interactive Corporation
      470 Portrero Avenue
      Sunnyvale, CA 94086
      U.S.A

N. LIMITATION ON PAYMENTS
      Notwithstanding any other interpretation of this Agreement or the Annexes hereto to the contrary, Proposer's total obligation hereunder for payments to the Foundation shall not exceed the percentages indicated in Sub. Sec.B.3.b) hereto of the total funds actually provided by the Foundation hereunder, in equivalent dollars valued at time of repayment (Annex C).

O. EFFECTIVE DATE
      The effective date of this Agreement shall be the 1st day of September, 1995. Unless sooner terminated by the Foundation per Sec.I., this Agreement shall terminate twelve (12) months following the effective date.



Signed the day and date above first given

/s/ Dan Vilenski
- -------------------------------------
Dan Vilenski
(for the BIRD Foundation)


/s/ Gal Nachum
- -------------------------------------
(for Synopsis Systems Ltd.)



/s/ Sharlene Abrams, CFO
- -------------------------------------
(for Mercury Interactive Corporation)

                                    ANNEX A
                            APPROVED PROJECT BUDGET
                             Synopsis Systems Ltd.
                             (12 months duration)


                                                            Cost to      Totals
                                                            Project
1.    DIRECT LABOR
                       Gross Annual Salary        % on
                      (inc. Social Benefits)    Project
      Project Manager         $80,000             100        80,000
      Engineer                 67,000             100        67,000
      Engineer                 67,000             100        67,000
      Engineer                 50,000              80        40,000
      Engineer                 50,000              70        35,000
                                                             ------
      Total, Direct Labor                                   289,000
      Overhead (O/H) @ 25%                                   72.250
                                                            -------
      Total, Direct Labor + O/H                                           361,250

11.   EQUIPMENT -- 20% depreciation, 100% utilization
      5 Unix computers, $30,000                               6,000
      5 Pentium computers $20,000                             4,000        10,000
                                                            -------
111.  TRAVEL
      Foreign--
      4 trips, 2 people to Mercury (CA), @ $2,500 each                     20,000
                                                                         --------

      SUBTOTAL                                                           $391,250
      General & Administrative Expense (G&A) @ 5%                          19,563
                                                                         --------
      SYNOPSIS TOTAL PROJECT BUDGET                                      $410,813

      Projected expenditure, first 6 months                              $205,406
      Projected expenditure, second 6 months                             $205,407



                                    ANNEX A
                            APPROVED PROJECT BUDGET
                        Mercury Interactive Corporation
                             (12 months duration)

                                                                Cost to     Totals
                                                                Project
1.    DIRECT LABOR
                                Gross Annual Salary   % on
                              (inc. Social Benefits) Project
      Project Manager                $90,000          100       90,000
      Documentation                   86,600           40       34,640
      Documentation                   83,750           40       33,500
      Marketing                       84,000           70       58,800
      QA                              79,200           85       67,320
      QA                              74,160           85       63,036
      QA                              57,360           85       48,756
      Technical                       98,750           90       88,875
      Marketing                      110,000           65       72,000
                                                               -------
      Total, Direct Labor                                      556,927
      Overhead (O/H) @ 25%                                     139,232
                                                               -------
      Total, Direct Labor + O/H                                            696,159


11.   EQUIPMENT -- depreciation 20%
      3 Pentium computers, $12,000, @ 100% utilization           2,400
      3 Unix computers, $18,000, @ 100% utilization              3,600
      2 Laser printers, $8,000, @ 50% utilization                  800
      3 Modems, $600, @ 100% utilization                           120
      2 Hard drives, $4,000, @ 100% utilization                    800
      Backup Tape, S3,400, @ 100% utilization                      680
      Software, $11,900, @ 100% utilization                      2,380
                                                                ------
       - SUN C++ and Debugger 4 @ $2,000
       - Pure Memory Checker 3 @ $1,300                                     10,780


III.  TRAVEL
      Domestic
      3 exhibitions, 2 people each                               6,000
      5 trips to beta sites                                      5,000      11,000
                                                                ------

IV.   OTHER EXPENSES
      3 exhibitions                                             10,000
      Marketing material - White Paper (2); Product brochures;
        and PR Launch                                           31,000      41,000
                                                                ------     -------
      SUBTOTAL                                                            $758,939
      General & Administrative Expense (G&A) @ 5%                           37,947
                                                                           -------
      MERCURY TOTAL PROJECT BUDGET                                        $796,886

      Projected expenditure, first 6 months                               $371,609
      Projected expenditure, second 6 months                              $425,277


                                    ANNEX B
                         PAYMENT OF CONDITIONAL GRANT

1.    First Payment - On signing - $192,339

2. Second Payment - After receipt and approval of the semiannual technical and fiscal reports for the first six-month period or after actual expenditures on the project have equalled or exceeded $577,015, whichever is later - $210,228.
      However, if at the required time of submission of the semiannual technical and fiscal reports, work on the project or expenditures thereon prove to be materially behind plan, per Annex D and Annex A, respectively, the Foundation will review the project with Proposer and determine a suitable course of action with respect to further payments against the Conditional Grant, if any.

3. Final Payment - After receipt and approval of the final technical and fiscal reports - the balance due Proposer up to the total sum of the Conditional Grant per Sub.Sec.B.1.

                                    ANNEX C
                    LINKAGE OF CONDITIONAL GRANT REPAYMENTS

The monies given as a Conditional Grant shall be linked in value until repayment to the U.S. Consumer Price Index, CPI-U, hereinafter "index".

As each increment of the grant is given, it shall thereafter be linked to the base index last published prior to the date of payment. Upon payment of the last increment of the Conditional Grant due, all prior payments shall be brought to the same base index as the last payment.

Just prior to each occasion of payment of a portion of Proposer's obligations under Sub.Sec.B.3., B.5, B.6, G.2., Annex E and F, the unpaid balance due the Foundation shall be brought from the prior base to the index last published before such payment, which index shall then be the base. This procedure shall be repeated on the occasion of each payment until Proposer's obligations for payments shall have been discharged.

                                    ANNEX D
                             APPROVED PROGRAM PLAN


Mercury                                    Synopsis
Functional Specification                   Result Analyser Coding
Synopsis                                   Mercury & Synopsis
Technical Design                           System Integration
Mercury Synopsis                           Mercury & Synopsis
Tools Selection                            QA & Bug Fixes
Synopsis                                   Mercury
Database Design & Coding                   Documentation
Synopsis                                   Mercury
Parsor and Interpreter Coding              Technical Marketing
Mercury                                    Mercury
User Interface Design                      Product Marketing
Synopsis                                   Mercury
Test Bed Setup Coding                      Alpha Testing
Synopsis                                   Mercury
Process Control Implementation             Usability
Synopsis                                   Mercury
Test Development Environment Coding        Beta Testing

                                    ANNEX E
                          ROYALTY PAYMENTS ON PATENTS

1.   ROYALTY RATE: The Royalty Rate in accordance with Sub.Sec.G.2. shall be
     1 1/2%

2.   ROYALTY BASE:
        a) Where the product sold consists of the Innovation and such Innovation consists essentially of, or depends primarily on, a patented invention or inventions made in whole or in part during the performance of Foundation-supported work on the project, the Royalty Base shall be the selling price of the product as defined in Sub.Sec.B.3.2.

        b) Where the product sold consists of an assemblage of subsystems or entities, the Royalty Base shall be the selling price of the product multiplied by a fraction the numerator of which shall be the manufacturing cost of those subsystems or entities which incorporate a patented invention or inventions made in whole or in part under this Project, and the denominator of which shall be the manufacturing cost of the product sold.

        c) If, however, a market price shall have been established for any subsystem or entity which incorporates a patented invention or inventions made in whole or in part under this project and which is sold separately, sold as part of the Innovation, or sold as part of any other product, such market price shall be the Royalty Base.

3. ROYALTY: The Royalty due shall be the Royalty Rate multiplied by the appropriate Royalty Base.

4.   ROYALTY PAYMENTS:
        a) No royalty payments shall be made on sales between Participants.
        b) Royalty payments shall commence only when 1 1/2% of royalties received by Proposer as computed according to paragraphs 1., 2. and
           3. of this Annex E, shall equal or exceed the outstanding amount of Proposer's obligation with respect to payments indicated in Sub.Sec.B.3 of this Agreement. However, in no event shall Proposer's obligation with respect to payments be greater than the amounts indicated in Sub.Sec.B.3.b) of this Agreement. Should Proposer's obligations for payment to the Foundation per Sub.Sec.B.3. not be fully discharged, any such deficiency shall be made up from royalty payments on products other than the Innovation, if any, which were forgiven in accordance with the first sentence of this paragraph 4.b).

5.   TERMS OF ROYALTY PAYMENTS;

     The obligation to make royalty payments in the full amount under this Agreement shall continue for the life of the last-to-expire patent issued on any invention made in whole or in part under this Foundation-supported project.

6. Royalty payments shall be made on a semiannual calendar basis, commencing at the end of the semiannual period during which any royalty first becomes due.

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

                                    ANNEX F
                              LICENSE AGREEMENTS


1. If any patented invention or inventions made in whole or in part during this Foundation-supported project becomes the subject of any license agreement between Proposer, or either Participant, and a third party, the licensor shall pay to the Foundation 30% of all payments received by him under such license agreement.

2. If any technology developed, but not including any patented invention or inventions made in whole or in part during this Foundation-supported project, becomes the subject of any license agreement between Proposer, or either Participant, and a third party, the licensor shall pay to the Foundation 30% of all payments received by him under such license agreements, as and when received. Payments under Annex F.1. and this Annex
     F.2. shall be deemed payments against Proposer's obligations under Sub.Sec.B.3. In no event shall this Annex F be construed as requiring payments of any amount greater than those indicated in Sub.Sec.B.3.b) of this Agreement.

3. "License Agreement" as defined in paragraphs 1. and 2. of this Annex F shall comprise only license agreements under which Proposer, or either Participant, cedes to third parties the rights to use any patents or technology arising from this Foundation-supported project for purposes of using said patents or technology for engendering sales of products developed hereunder. "License Agreements" shall not include any license agreements which Proposer, or either Participant, enters into as a necessary, common or convenient means by which said products are sold to end-users in the ordinary course of business.

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